EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 26, 2009, relating to the financial statements and financial statement schedule of Walgreen Co. and Subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)), and the effectiveness of the Company's internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended August 31, 2009.

/s/ Deloitte & Touche LLP

Chicago, IL
June 28, 2010